Exhibit 99.1

GlycoGenesys, Inc. Provides Scientific and Clinical Strategy Update

BOSTON—September 23, 2003—GlycoGenesys, Inc., (Nasdaq: GLGS), a biotechnology company developing carbohydrate-based drugs, provided an update today on its manufacturing, clinical and pre-clinical plans. The plans are discussed in the Company’s conference call held today, a copy of which is archived on the Company’s web site for one month.

Manufacturing

Over the last year, the Company has spent significant time and efforts to develop a substantially ethanol-free formulation of GCS-100. Through the hard work and devoted efforts of the Company’s manufacturing, bioassay and quality teams, the Company has produced a substantially ethanol-free formulation of GCS-100 which shows equivalent activity to the previously produced ethanol formulation in the Company’s in vitro release assay. Mark Staples, Vice President of Development and Manufacturing, of the manufacturing team will now be joining the founders of a local area venture-backed medical device company as a member of its core management team effective in October.

This substantially ethanol-free formulation will enable the Company to more readily test GCS-100 in combination with standard chemotherapies and to test GCS-100 at higher dose levels and will be the formulation with which the Company plans to return to the clinic.

Clinical

Given the success in developing a substantially ethanol-free formulation, the Company plans to move forward with a dual track clinical trial program. One track is continuing the development of GCS-100 as a monotherapy. The second track is to develop GCS-100 in combination with approved chemotherapeutic agents. The Company will seek to leverage regulatory initiatives such as Fast Track Drug Designation to expedite the development and, if successful, approval of GCS-100.

The Company plans to start three Phase I dose escalation trials with its substantially ethanol-free formulation of GCS-100. The first trial will use GCS-100 as a monotherapy enrolling up to 30 patients and is planned to begin in early 2004. The other two trials will enroll an additional 30 patients, 15 patients per trial, each evaluating the safety of GCS-100 in combination with a different standard chemotherapeutic agent.

Two Phase II trials are planned in an unmet clinical indication of cancer evaluating GCS-100’s safety and efficacy as a monotherapy. If the data from these Phase II monotherapy trials support an NDA, the Company will make such a filing. Two additional Phase II trials are planned to evaluate GCS-100 in combination with different approved chemotherapeutic agents. The Phase II program could enroll over 300 patients. The Company plans to pursue an NDA filing for GCS-100 in combination with a standard chemotherapeutic agent subject to successful completion of Phase III trials.

The Company will determine the cancer indications for its Phase II clinical trial program based on an evaluation of all the pre-clinical and clinical data as well as considering the current unmet clinical needs and the shortest timeline for approval. This determination will be made in consultation with the Company’s distinguished Scientific Advisory Board, leading scientific collaborators and clinical investigators involved in the GCS-100 program.

As recently announced, the Company amended its License Agreement with Wayne State University and the Barbara Ann Karmanos Cancer Institute to extend the date by which the Company has to achieve FDA approval for GCS-100 to January 1, 2008. This extension adds flexibility to the timeline for conducting the Company’s robust clinical trial program for combination studies. The Company believes the flexibility to conduct such combination studies makes GCS-100 more attractive to potential partners and increases GCS-100’s potential market opportunity.

The timing of the Company’s planned clinical trial program is dependent on the availability of sufficient financial resources. The Company anticipates the planned Phase I trial program will cost around $4.5 million and the planned Phase II trial program will cost around $14 million, including drug costs.

Finally, the Company plans to report the results of its Phase I dose escalation trial conducted in San Diego, California during October.

Pre-Clinical

The Company has conducted and has planned additional pre-clinical research aimed at better understanding the mechanisms of action of GCS-100 and its potential applications. The initial research conducted by Dr. Finbarr Cotter of St. Bartholomew’s and the Royal School of Medicine in London and presented at ASCO showing that GCS-100 causes cancer cell death by disrupting mitochondria is being completed. The Company expects the data from his work to be submitted for publication later this year.

As a result of the work conducted by Dr. Cotter showing that GCS-100 has effect in blood-borne tumors, the Company has been introduced to a leading expert in multiple myeloma, a cancer of the plasma cells in blood. This research on multiple myeloma started in August and will continue through the end of the year.

The Company is also continuing the research that began a few months ago in Dr. Daniel Von Hoff’s lab at the Arizona Cancer Center. These in vitro and in vivo studies are testing several cancer cell lines and generating additional dosing information for GCS-100, both as a monotherapy and in combination with standard chemotherapy agents.

In the area of angiogenesis, the Company plans to build on its current data and increase its mechanistic understanding of how GCS-100 interferes with VEGF and its anti-angiogenic effects. The Company plans to conduct these research efforts with the assistance of Dr. Bruce Zetter, Chairman of its Scientific Advisory Board.

Additional research efforts are ongoing or will be initiated over the next several months as well. The efforts mentioned above and additional research will help support the Company’s progressing clinical trial program.

GlycoGenesys, Inc.

GlycoGenesys is a biotechnology company that develops and licenses products based on glycobiology. The Company’s human therapeutic product GCS-100, a unique compound to treat cancer, has been evaluated in Phase II(a) human clinical trials for both colorectal and pancreatic cancers. In February 2002, the Company initiated a Phase I dose escalation trial of GCS-100 up to 80 mg/m2 at Sharp Clinical Oncology Research in San Diego, California. In the area of agriculture, GlycoGenesys continues to seek strategic alternatives for Elexa- 4(R) Plant Defense Booster. Further information is available on GlycoGenesys’ web site: www.glycogenesys.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company’s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: GlycoGenesys

John W. Burns, 617/422-0674

Senior Vice President and CFO

or

Rick Pierce, 617/422-0674

VP of Business Development